Exhibit 5.1

JOSEPH I, EMAS

ATTORNEY AT LAW

1224 Washington Avenue

Miami Beach, Florida 33139

(305) 531-1174

June 15, 2009

HQ Sustainable Maritime Industries, Inc.

Melbourne Towers

1511 Third Avenue Seattle, Suite 788

Seattle, WA. 98101

Ladies and Gentlemen:

At your request, I have examined the Registration Statement on Form S-3 (File Number 333-1550481 ) filed by HQ Sustainable Maritime Industries, Inc. (the “ Company ”) with the Securities and Exchange Commission (the “ Commission ”) on November 5, 2008 (the “ Initial Registration Statement ”) under the Securities Act of 1933, as amended (the “Act”), as subsequently supplemented by the prospectus supplement dated June 11, 2009, applicable to the offering for the sale of 1,225,000 shares of the Company’s common stock, par value $0.001 per share, for a public offering price of $8.50 per share, less discounts and commissions of $0.6375 per share the grant to the Underwriter of an option to purchase up to an additional 183,750 shares of common stock (together with the Initial Registration Statement, the “ Registration Statements”). The 1,225,000 shares of the Company’s common stock and the 183,750 shares of common stock granted to the Underwriter are referred to here as the “Shares.” All capitalized terms which are defined in the Registration Statement shall have the same meanings when used herein, unless otherwise specified.

I am acting as counsel for the Company in connection with the registration for sale of the Shares. I have examined signed copies of the Registration Statements and the prospectus supplement filed with the Commission. I have also examined and relied upon minutes of meetings of the stockholders and the Board of Directors of the Company as provided to us by the Company, stock record books of the Company as provided to us by the Company, the Certificate of Incorporation and By-Laws of the Company, each as restated and/or amended to date (collectively the “Charter Documents”), and such other documents as I have deemed necessary for purposes of rendering the opinions hereinafter set forth.

In my examination of the foregoing documents, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents.

I assume that the appropriate action will be taken, prior to the offer and sale of the Shares, to register and qualify the Shares for sale under all applicable state securities or “blue sky” laws. I express no opinion herein as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

Based upon and subject to the foregoing, I am of the opinion that (i) the Shares have been fully authorized for issuance by the Company’s Board of Directors or an authorized committee thereof (the “Authorizing Resolutions”), (ii) an appropriate prospectus supplement with respect to the Shares has been prepared, filed and delivered in compliance with the Securities Act and the applicable rules promulgated thereunder, (iii) the terms of the sale of the Shares have been duly established in conformity with the Charter Documents and do not violate any applicable law or result in a default under or breach of any agreement or instrument binding on the Company and comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company and (iv) when the Company has received the consideration provided for in the Authorizing Resolutions and such consideration is not less than the par value of the Shares, the Shares will be validly issued, fully paid and nonassessable. It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

Please note that I am opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and I disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

In rendering the conclusion expressed below, I advise you that I am a member of the Bar of the State of Florida, and express no opinion herein concerning the applicability or effect of any laws of any other jurisdiction, except the securities laws of the United States of America and the laws of the State of Delaware referred to herein.

This opinion letter has been prepared and is to be construed in accordance with the Report on Standards for Florida Opinions dated April 8, 2001, as amended and supplemented, issued by the Business Law Section of The Florida Bar (the “Report”). The Report is incorporated by reference into this opinion letter.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Company’s Current Report on Form 8-K relating to the Shares (the “Form 8-K”). I hereby consent to the filing of this opinion as an exhibit to the Form 8-K and to the use of my name therein and in the related prospectus and prospectus supplement under the caption “Legal Matters”. In giving such consent, I do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Joseph I. Emas
Joseph I. Emas, P.A